Exhibit 99.1

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)
J. Duncan Smith, CFO
610-526-2466 or
610-306-8489 (evening)

Bryn Mawr Bank Corporation Announces

Stock Buyback Program

Bryn Mawr, PA, February 24, 2006—Bryn Mawr Bank Corporation (NASDAQ:BMTC) today announced that its Board of Directors has authorized a stock buyback program under which the Corporation’s management can repurchase up to 450,000 shares, which represents 5.26% of its outstanding common shares, at a cost not to exceed $10 million.

Ted Peters, Chairman, President and Chief Executive Officer, said, “The prudent return of capital to shareholders has always been a key objective for Bryn Mawr Bank Corporation. With our strong balance sheet and equity base, we believe the time is right to implement this stock buyback program. In addition, given the valuation of our stock today, we believe that the repurchase of our own shares represents an excellent use of the Corporation’s capital.”

In conjunction with the authorization of this program, all previous stock buyback programs have been cancelled.

As of December 31, 2005, the Corporation had assets of $727.2 million and 8,556,255 shares of common stock outstanding. Bryn Mawr Bank Corporation along with its principal subsidiary, The Bryn Mawr Trust Company, is headquartered in Bryn Mawr, Pennsylvania.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

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